                                                                      Exhibit 99






                           MBIA INSURANCE CORPORATION
                                AND SUBSIDIARIES


                        CONSOLIDATED FINANCIAL STATEMENTS


                        As of December 31, 2000 and 1999
                             and for the years ended
                        December 31, 2000, 1999 and 1998

                        REPORT OF INDEPENDENT ACCOUNTANTS
                        ---------------------------------




TO THE BOARD OF DIRECTORS AND SHAREHOLDER OF
MBIA INSURANCE CORPORATION:


In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income and changes in shareholder's equity and cash flows present fairly, in all material respects, the financial position of MBIA Insurance Corporation and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion expressed above.










                                                  /s/ PricewaterhouseCoopers LLP
                                                  ------------------------------
                                                      PricewaterhouseCoopers LLP


New York, New York
February 2, 2001

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                 (Dollars in thousands except per share amounts)

                                                            December 31, 2000       December 31, 1999
                                                            -----------------       -----------------
                  ASSETS
Investments:
 Fixed-maturity securities held as available-for-sale
  at fair value (amortized cost $6,539,891 and $6,006,506)         $6,665,533              $5,783,979
 Short-term investments, at amortized cost
  (which approximates fair value)                                     269,900                 273,816
 Other investments                                                      9,663                   8,425
                                                                -------------           -------------
    TOTAL INVESTMENTS                                               6,945,096               6,066,220
Cash and cash equivalents                                              12,541                  33,702
Securities purchased under agreements to resell                       330,000                 205,000
Accrued investment income                                             106,822                  93,512
Deferred acquisition costs                                            274,355                 251,922
Prepaid reinsurance premiums                                          442,622                 403,210
Reinsurance recoverable on unpaid losses                               31,414                  30,819
Goodwill (less accumulated amortization of
 $61,784 and $56,906)                                                  81,196                  86,075
Property and equipment, at cost (less accumulated
 depreciation of $38,309 and $31,104)                                 117,338                 111,549
Receivable for investments sold                                         2,497                   2,882
Other assets                                                          105,846                 161,082
                                                                -------------           -------------
    TOTAL ASSETS                                                   $8,449,727              $7,445,973
                                                                =============           =============
      LIABILITIES AND SHAREHOLDER'S EQUITY
Liabilities:
 Deferred premium revenue                                          $2,397,578              $2,310,758
 Loss and loss adjustment expense reserves                            499,279                 467,279
 Securities sold under agreements to repurchase                       330,000                 205,000
 Deferred income taxes                                                253,363                  79,895
 Deferred fee revenue                                                  26,138                  28,478
 Payable for investments purchased                                      2,334                  18,948
 Other liabilities                                                    133,429                 107,988
                                                                -------------           -------------
    TOTAL LIABILITIES                                               3,642,121               3,218,346
                                                                -------------           -------------
Shareholder's Equity:
 Common stock, par value $150 per share; authorized,
  issued and outstanding - 100,000 shares                              15,000                  15,000
 Additional paid-in capital                                         1,540,071               1,514,014
 Retained earnings                                                  3,191,536               2,858,210
 Accumulated other comprehensive income (loss),
  net of deferred income tax provision (benefit)
  of $43,910 and  $(77,942)                                            60,999                (159,597)
                                                                -------------           -------------
    TOTAL SHAREHOLDER'S EQUITY                                      4,807,606               4,227,627
                                                                -------------           -------------
    TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY                     $8,449,727              $7,445,973
                                                                =============           =============

          The  accompanying  notes are an integral  part of the  consolidated financial statements.

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                             (Dollars in thousands)



                                                                     Years ended December 31
                                                         -----------------------------------------------
                                                             2000              1999             1998
                                                         ------------     -------------     ------------
Revenues:
  Gross premiums written                                     $687,408          $624,871         $725,269
  Ceded premiums                                             (189,316)         (171,256)        (149,280)
                                                         ------------     -------------     ------------
    Net premiums written                                      498,092           453,615          575,989
  Increase in deferred premium revenue                        (51,739)          (10,819)        (166,182)
                                                         ------------     -------------     ------------
    Premiums earned (net of ceded
     premiums of  $147,249
      $119,879, and $92,802)                                  446,353           442,796          409,807
  Net investment income                                       392,078           358,836          326,391
  Net realized gains                                           24,721            32,680           29,891
  Advisory fees                                                24,027            22,885           23,964
  Other                                                         1,564               ---              713
                                                         ------------     -------------     ------------
    Total revenues                                            888,743           857,197          790,766
                                                         ------------     -------------     ------------

Expenses:
  Losses and loss adjustment                                   51,291           198,454           33,661
  Policy acquisition costs, net                                35,976            36,700           33,168
  Operating                                                    80,376            76,599           65,445
                                                         ------------     -------------     ------------
    Total expenses                                            167,643           311,753          132,274
                                                         ------------     -------------     ------------

Income before income taxes                                    721,100           545,444          658,492

Provision for income taxes                                    190,474            73,456          134,593
                                                         ------------     -------------     ------------

Net income                                                   $530,626          $471,988         $523,899
                                                         ============     =============     ============


         The accompanying notes are an integral part of the consolidated financial statements.

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER'S EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999, AND 1998
                     (In thousands except per share amounts)

                                                                                                 Accumulated
                                                   Common Stock       Additional                    Other            Total
                                               --------------------    Paid-in      Retained    Comprehensive    Shareholder's
                                                Shares      Amount     Capital      Earnings     Income (Loss)       Equity
                                               --------    --------   ----------   ----------   --------------   --------------
Balance, January 1, 1998                        100,000     $15,000   $1,139,949   $2,042,323         $166,587      $3,363,859

Comprehensive income:
  Net income                                        ---         ---          ---      523,899              ---         523,899
    Other comprehensive income:
      Change in unrealized
       appreciation of investments
       net of change in deferred
       income taxes of $17,867                      ---         ---          ---          ---           34,084          34,084
      Change in foreign
       currency translation                         ---         ---          ---          ---            4,419           4,419
                                                                                                                 --------------
        Other comprehensive income                                                                                      38,503
                                                                                                                 --------------
Comprehensive income                                                                                                   562,402
                                                                                                                 --------------
Capital contribution from MBIA Inc.                 ---         ---      324,915          ---              ---         324,915
Tax reduction related to tax
 sharing agreement with MBIA Inc.                   ---         ---       26,169          ---              ---          26,169
                                               --------    --------   ----------   ----------   --------------   --------------
Balance, December 31, 1998                      100,000      15,000    1,491,033    2,566,222          205,090       4,277,345
                                               --------    --------   ----------   ----------   --------------   --------------
Comprehensive income:
  Net income                                        ---         ---          ---      471,988              ---         471,988
    Other comprehensive income (loss):
      Change in unrealized
       appreciation of investments
       net of change in deferred
       income taxes of $(190,225)                   ---         ---          ---          ---         (354,231)       (354,231)
      Change in foreign
       currency translation                         ---         ---          ---          ---          (10,456)        (10,456)
                                                                                                                 --------------
        Other comprehensive income (loss)                                                                             (364,687)
                                                                                                                 --------------
Comprehensive income                                                                                                   107,301
                                                                                                                 --------------
Dividends declared (per
  common share $1,800.00)                           ---         ---          ---     (180,000)             ---        (180,000)
Tax reduction related to tax
  sharing agreement with MBIA Inc.                  ---         ---       22,981          ---              ---          22,981
                                               --------    --------   ----------   ----------   --------------   --------------
Balance, December 31, 1999                      100,000      15,000    1,514,014    2,858,210        ($159,597)      4,227,627
                                               --------    --------   ----------   ----------   --------------   --------------
Comprehensive income:
  Net income                                        ---         ---          ---      530,626              ---         530,626
    Other comprehensive income:
      Change in unrealized
       appreciation of investments
       net of change in deferred
       income taxes of $121,852                     ---         ---          ---          ---          226,480         226,480
      Change in foreign
       currency translation                         ---         ---          ---          ---           (5,884)         (5,884)
                                                                                                                 --------------
        Other comprehensive income                                                                                     220,596
                                                                                                                 --------------
Comprehensive income                                                                                                   751,222
                                                                                                                 --------------
Dividends declared (per
  common share $1,973.00)                           ---         ---          ---     (197,300)             ---        (197,300)
Tax reduction related to tax
 sharing agreement with MBIA Inc.                   ---         ---       26,057          ---              ---          26,057
                                               --------    --------   ----------   ----------   --------------   --------------
Balance, December 31, 2000                      100,000     $15,000   $1,540,071   $3,191,536          $60,999      $4,807,606
                                               ========    ========   ==========   ==========   ==============   ==============


                                                     2000        1999      1998
                                                ---------   ---------   --------
Disclosure of reclassification amount:
  Unrealized (depreciation) appreciation of
   investments arising during the period,
    net of taxes                                 $228,513   $(304,809)  $53,415
  Reclassification of adjustment, net of taxes     (2,033)    (49,422)  (19,331)
                                                ---------   ---------   --------
  Net unrealized appreciation, net of taxes      $226,480   $(354,231)  $34,084
                                                =========   =========   ========

          The accompany notes are an integral part of the consolidated financial statements.

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Dollars in thousands)

                                                                 Years ended December 31
                                                        ------------------------------------------
                                                           2000           1999           1998
                                                        ------------- -------------  -------------
Cash flows from operating activities:
   Net income                                              $ 530,626     $ 471,988      $ 523,899
   Adjustments to reconcile net income to net
     cash provided by operating activities:
       Increase in accrued investment income                 (13,310)       (2,273)       (12,638)
       Increase in deferred acquisition costs                (22,433)      (21,837)       (75,985)
       Increase in prepaid reinsurance premiums              (39,412)      (50,511)       (99,806)
       Increase in deferred premium revenue                   91,151        61,330        265,983
       Increase in loss and loss adjustment
         expense reserves, net                                31,405       166,346        191,242
       Depreciation                                            7,205         7,803          5,626
       Amortization of goodwill                                4,879         4,875          4,879
       Amortization of bond discount, net                    (16,756)      (18,642)       (15,831)
       Net realized gains on sale of investments             (24,721)      (32,680)       (29,891)
       Deferred income tax provision (benefit)                51,597       (33,170)        21,856
       Other, net                                             94,282       (84,803)        43,593
                                                        ------------- -------------  -------------
       Total adjustments to net income                       163,887        (3,562)       299,028
                                                        ------------- -------------  -------------

       Net cash provided by operating activities             694,513       468,426        822,927
                                                        ------------- -------------  -------------
Cash flows from investing activities:
   Purchase of fixed-maturity securities, net
     of payable for investments purchased                 (2,984,404)   (2,001,636)    (2,800,008)
   Sale of fixed-maturity securities, net
     of receivable for investments sold                    2,183,222     1,376,747      1,086,973
   Redemption of fixed-maturity securities, net
     of receivable for investments redeemed                  282,541       288,710        745,516
   Sale (purchase) of short-term investments, net             12,947       114,096       (158,339)
   Sale (purchase) of other investments, net                     331         8,222           (527)
   Capital expenditures, net of disposals                    (13,011)      (47,409)       (18,894)
                                                        ------------- -------------  -------------

       Net cash used by investing activities                (518,374)     (261,270)    (1,145,279)
                                                        ------------- -------------  -------------

Cash flows from financing activities:
   Capital contribution from MBIA Inc.                          ---           ---         324,915
   Dividends paid                                           (197,300)     (180,000)           ---
                                                        -------------  ------------  -------------

       Net cash (used) provided by financing activities     (197,300)     (180,000)       324,915
                                                        -------------  ------------  -------------

Net (decrease) increase in cash and cash equivalents         (21,161)       27,156          2,563
Cash and cash equivalents - beginning of year                 33,702         6,546          3,983
                                                        ------------- -------------  -------------

Cash and cash equivalents - end of year                    $  12,541     $  33,702      $   6,546
                                                        ============= =============  =============
Supplemental cash flow disclosures:
    Income taxes paid                                      $  83,020     $ 125,176      $ 105,451


               The accompanying notes are an integral part of the
                       consolidated financial statements.

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.  BUSINESS AND ORGANIZATION
-----------------------------
MBIA Insurance Corporation (MBIA Corp.), formerly known as Municipal Bond Investors Assurance Corporation, is a wholly owned subsidiary of MBIA Inc. MBIA Inc. was incorporated in Connecticut on November 12, 1986 as a licensed insurer and, through a series of transactions during December 1986, became the successor to the business of the Municipal Bond Insurance Association (the Association), a voluntary unincorporated association of insurers writing municipal bond and note insurance as agent for the member insurance companies.

     Effective December 31, 1989, MBIA Inc. acquired for $288 million all of the outstanding stock of Bond Investors Group, Inc. (BIG), the parent company of Bond Investors Guaranty Insurance Company (BIG Ins.), which was subsequently renamed MBIA Insurance Corp. of Illinois (MBIA Illinois).

     In January 1990, MBIA Illinois ceded its portfolio of net insured obligations to MBIA Corp. in exchange for cash and investments equal to its unearned premium reserve of $153 million. Subsequent to this cession, MBIA Inc. contributed the common stock of BIG to MBIA Corp. resulting in additional paid-in capital of $200 million. The insured portfolio acquired from BIG Ins. consists of municipal obligations with risk characteristics similar to those insured by MBIA Corp. On December 31, 1990, BIG was merged into MBIA Illinois.

     Also in 1990, MBIA Inc. formed MBIA Assurance S.A. (MBIA Assurance), a wholly owned French subsidiary, to write financial guarantee insurance in the international community. MBIA Assurance provides insurance for public infrastructure financings, structured finance transactions and certain obligations of financial institutions. The stock of MBIA Assurance was contributed to MBIA Corp. in 1991 resulting in additional paid-in capital of $6 million. Pursuant to a reinsurance agreement with MBIA Corp., a substantial amount of the risks insured by MBIA Assurance is reinsured by MBIA Corp.

     In 1993, MBIA Inc. formed a wholly owned subsidiary, MBIA Investment Management Corp. (IMC). IMC provides guaranteed investment agreements to states, municipalities and municipal authorities that are guaranteed as to principal and interest. MBIA Corp. insures IMC's outstanding investment agreement liabilities.

     In 1994, MBIA Inc. formed a wholly owned subsidiary, MBIA Securities Corp., which was subsequently renamed MBIA Capital Management Corp. (CMC). CMC provides fixed-income investment

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


management services for MBIA Inc. and its affiliates and third party institutional clients. In 1995, portfolio management for a portion of MBIA Corp.'s insurance related investment portfolio was transferred to CMC; the management of the balance of this portfolio was transferred in January 1996.

     On February 17, 1998 MBIA Inc. and CapMAC Holdings Inc. (CapMAC) consummated a merger. Under the terms of the merger, CapMAC shareholders received 0.4675 of a share of MBIA Inc. common stock for each CapMAC share, for a total of 8,102,255 newly issued shares of MBIA Inc. common stock, the value of which was $536 million. On April 1, 1998, MBIA Corp. assumed the net insured obligations of Capital Markets Assurance Corporation (CMAC) in exchange for investments equal to $176.1 million. The cession of the deferred premium revenue (net of prepaid reinsurance premiums) in the amount of $68.2 million has been reflected as a component of gross premium written in the second quarter of 1998. Subsequent to the cession MBIA Inc. contributed the common stock of CMAC to MBIA Corp. resulting in additional paid-in capital of $324.9 million.

     MBIA Corp. has one business segment - Financial Guarantee Insurance. The financial guarantee business provides an unconditional and irrevocable guarantee of the payment of principal and interest on insured obligations when due.


2.  SIGNIFICANT ACCOUNTING POLICIES
-----------------------------------
The consolidated financial statements have been prepared on the basis of accounting principles generally accepted in the United States of America (GAAP). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant accounting policies are as follows:

CONSOLIDATION
The consolidated financial statements include the accounts of MBIA Corp. and its wholly owned subsidiaries. All significant intercompany balances have been eliminated. Certain amounts have been reclassified in prior years' financial statements to conform to the current presentation.

INVESTMENTS
MBIA  Corp.'s  investment  portfolio  is  considered  available-for-sale  and is reported in the financial statements at fair value, with unrealized gains and losses, net of deferred taxes, reflected as a separate component of shareholder's equity.

     Bond discounts and premiums are amortized using the effective-yield method over the remaining term of the securities. For pre-refunded bonds

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


the remaining term is determined based on the contractual refunding date. Short-term investments are carried at amortized cost, which approximates fair value, and include all fixed-maturity securities with a remaining effective term to maturity of less than one year. Investment income is recorded as earned. Realized gains or losses on the sale of investments are determined by specific identification and are included as a separate component of revenues.

     Other investments include MBIA Corp.'s interest in equity oriented investments. In addition, MBIA Corp. records its share of the unrealized gains and losses on these investments, net of applicable deferred income taxes, as a separate component of shareholder's equity.

CASH AND CASH EQUIVALENTS
Cash and cash equivalents include cash on hand and demand deposits with banks.

SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL AND SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE
Securities purchased under agreements to resell and securities sold under agreements to repurchase are accounted for as collateralized transactions and are recorded at principal or contract value. It is MBIA Corp.'s policy to take possession of securities purchased under agreements to resell. These contracts are primarily entered into to obtain securities that are repledged as part of MBIA Corp.'s collateralized municipal investment and repurchase activity and are only transacted with high-quality dealer firms.

     MBIA Corp. minimizes the credit risk that counterparties to transactions might be unable to fulfill their contractual obligations by monitoring customer credit exposure and collateral value and requiring additional collateral to be deposited with MBIA Corp. when deemed necessary.

POLICY ACQUISITION COSTS
Policy acquisition costs include only those expenses that relate primarily to, and vary with, premium production. For business produced directly by MBIA Corp., such costs include compensation of employees involved in underwriting and policy issuance functions, certain rating agency fees, state premium taxes and certain other underwriting expenses, reduced by ceding commission income on premiums ceded to reinsurers. Policy acquisition costs are deferred and amortized over the period in which the related premiums are earned.

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


PREMIUM REVENUE RECOGNITION
Upfront premiums are earned pro rata over the period of risk. Premiums are allocated to each bond maturity based on par amount and are earned on a straight-line basis over the term of each maturity. Installment premiums are earned over each installment period - generally one year or less. When an insured issue is retired early, is called by the issuer, or is in substance paid in advance through a refunding accomplished by placing U.S. Government securities in escrow, the remaining deferred premium revenue is earned at that time, since there is no longer risk to MBIA Corp. Accordingly, deferred premium revenue represents the portion of premiums written that is applicable to the unexpired risk of insured bonds and notes.

ADVISORY FEE REVENUE RECOGNITION
MBIA Corp. collects advisory fees for services rendered in connection with advising clients as to the most appropriate structure to use for a given insured transaction. In addition, the company earns advisory fees in connection with its administration of certain third-party-owned conduits. Most fees are deferred and earned pro-rata over the life of the underlying transactions. Certain fees, however, are earned in the quarter they are collected and include administrative fees for transactions where the fee is collected on a periodic installment basis and fees for transactions which terminate prior to the expected maturity date.

GOODWILL
Goodwill represents the excess of the cost of acquisitions over the tangible net assets acquired. Goodwill attributed to the acquisition of MBIA Corp. is amortized by the straight-line method over 25 years. Goodwill attributed to the acquisition of MBIA Illinois is amortized according to the recognition of future profits from its deferred premium revenue and installment premiums, except for a minor portion attributed to state licenses, which is amortized by the straight-line method over 25 years.

PROPERTY AND EQUIPMENT
Property and equipment consists of MBIA Corp.'s headquarters, furniture, fixtures and equipment, which are recorded at cost and are depreciated on the straight-line method over their estimated service lives ranging from 3 to 31 years. Maintenance and repairs are charged to expense as incurred.

LOSSES AND LOSS ADJUSTMENT EXPENSES
Loss and loss adjustment expense (LAE) reserves are established in an amount equal to MBIA Corp.'s estimate of identified or case basis reserves and unallocated losses, including costs of settlement, on the obligations it has insured.

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


     Case basis reserves are established when specific insured issues are identified as currently or likely to be in default. Such a reserve is based on the present value of the expected loss and LAE payments, net of recoveries, under salvage and subrogation rights, based on a discount rate of 6.12%. The total reserve is calculated by applying a loss factor, determined based on an independent rating agency study of issuer defaults, to net debt service written. When a case basis reserve is recorded, a corresponding reduction is made to the unallocated reserve.

     Management of MBIA Corp. periodically evaluates its estimates for losses and LAE and any resulting adjustments are reflected in current earnings. Management believes that the reserves are adequate to cover the ultimate net cost of claims, but the reserves are necessarily based on estimates, and there can be no assurance that the ultimate liability will not exceed such estimates.

     In 2000 and 1999, MBIA Corp. reviewed its loss reserving methodology. The reviews included an analysis of loss reserve factors based on the latest available industry data. They included the analysis of historical default and recovery experience for the relevant sectors of the fixed-income market. Also factored in was the changing mix of our book of business. The 1999 review resulted in an increase in MBIA Corp.'s current loss reserving factors.

DERIVATIVES
Effective January 1, 2001 the company will adopt Statement of Financial Accounting Standards (SFAS) 133, "Accounting for Derivative Instruments and Hedging Activities". See footnote 4 for an explanation of the impact the adoption of this statement will have on MBIA Corp.'s financial statements.

INCOME TAXES
MBIA Corp. is included in the consolidated tax return of MBIA Inc. The tax provision for MBIA Corp. for financial reporting purposes is determined on a stand alone basis. Any benefit derived by MBIA Corp. as a result of the tax sharing agreement with MBIA Inc. and its subsidiaries is reflected directly in shareholder's equity for financial reporting purposes.

     Deferred income taxes are provided with respect to the temporary differences between the tax bases of assets and liabilities and the reported amounts in the financial statements that will result in deductible or taxable amounts in future years when the reported amount of the asset or liability is recovered or settled. Such temporary differences relate principally to

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


premium revenue recognition, deferred acquisition costs, unrealized appreciation or depreciation of investments and the contingency reserve.

     The Internal Revenue Code permits companies writing financial guarantee insurance to deduct from taxable income amounts added to the statutory contingency reserve, subject to certain limitations. The tax benefits obtained from such deductions must be invested in non-interest-bearing U.S. Government tax and loss bonds. MBIA Corp. records purchases of tax and loss bonds as payments of federal income taxes. The amounts deducted must be restored to taxable income when the contingency reserve is released, at which time MBIA Corp. may present the tax and loss bonds for redemption to satisfy the additional tax liability.

FOREIGN CURRENCY TRANSLATION
Assets and liabilities denominated in foreign currencies are translated at year-end exchange rates. Operating results are translated at average rates of exchange prevailing during the year. Unrealized gains or losses resulting from translation are included as a separate component of shareholder's equity. Gains and losses resulting from transactions in foreign currencies are recorded in current income.

3. STATUTORY ACCOUNTING PRACTICES
---------------------------------
The financial statements have been prepared on the basis of GAAP, which differs in certain respects from the statutory accounting practices prescribed or permitted by the insurance regulatory authorities. Statutory accounting practices differ from GAAP in the following respects:

o upfront premiums are earned on a basis proportionate to the scheduled periodic maturity of principal and payment of interest ("debt service") to the original total principal and interest insured;

o acquisition costs are charged to operations as incurred rather than deferred and amortized as the related premiums are earned;

o a contingency reserve is computed on the basis of statutory requirements, and reserves for case basis losses and LAE are established, at present value, for specific insured issues that are identified as currently or likely to be in default. Under GAAP, reserves are established based on MBIA Corp.'s reasonable estimate of the identified and unallocated losses and LAE on the insured obligations it has written;

o federal income taxes are only provided on taxable income for which income taxes are currently payable, while under GAAP, deferred income taxes are provided with respect to temporary differences;

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


o fixed-maturity securities are reported at amortized cost rather than fair value;

o tax and loss bonds purchased are reflected as admitted assets as well as payments of income taxes; and

o certain assets designated as "non-admitted assets" are charged directly against surplus but are reflected as assets under GAAP.

         The following is a reconciliation of consolidated shareholder's equity presented on a GAAP basis to statutory capital and surplus for MBIA Corp. and its subsidiaries:

                                                       As of December 31
                                           -------------------------------------
In thousands                                        2000                  1999
--------------------------------------------------------------------------------
GAAP shareholder's equity                     $4,807,606            $4,227,627
Premium revenue recognition                     (535,920)             (491,766)
Deferral of acquisition costs                   (274,354)             (251,922)
Unrealized (gains) losses                       (125,529)              222,803
Contingency reserve                           (2,123,403)           (1,738,730)
Loss and loss adjustment
 expense reserves                                258,706               232,004
Deferred income taxes                            253,363                79,895
Tax and loss bonds                               202,195               219,195
Goodwill                                         (81,196)              (86,075)
Other                                                201                   336
--------------------------------------------------------------------------------
Statutory capital and surplus                 $2,381,669            $2,413,367
--------------------------------------------------------------------------------


         Aggregate net income of MBIA Corp. and its subsidiaries determined in accordance with statutory accounting practices for the years ended December 31, 2000, 1999 and 1998 was $543.9 million, $521.8 million and $498.2 million, respectively.

         In 1998, the National Association of Insurance Commissioners (NAIC) adopted the Codification of Statutory Accounting Principles guidance, which replaces the current Accounting Practices and Procedures manuals as the NAIC's primary guidance on statutory accounting effective as of January 1, 2001. The Codification provides guidance for areas where statutory accounting has been silent and changes current statutory accounting in some areas; e.g. deferred income taxes are recorded.

         The New York State Insurance Department has adopted the Codification guidance, effective January 1, 2001. The New York State Insurance Department has not adopted the Codification rules on certain

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


accounting issues; e.g. deferred income taxes and goodwill. The effect of adoption on MBIA Corp.'s statutory surplus is expected to be immaterial to MBIA Corp.

4.  RECENT ACCOUNTING PRONOUNCEMENT
-----------------------------------
In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS 133, "Accounting for Derivative Instruments and Hedging Activities." which is effective for the company as of January 1, 2001. SFAS 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives will be recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge, and if so, the use and type of the hedge.

  MBIA Corp. has entered into derivative transactions that do not qualify for the financial guarantee scope exception under SFAS 133 and, therefore, must be stated at fair value. The Insurance segment, which represents the majority of the company's derivative exposure and mark to market as of January 1, 2001, has insured derivatives primarily consisting of credit default swaps.

  Adoption of SFAS 133, on January 1, 2001 will result in MBIA Corp.'s after-tax reductions in net income of approximately $10.7 million. In addition, the company will increase its assets by approximately $36.2 million and liabilities by approximately $46.9 million on an after-tax basis.

5.  PREMIUMS EARNED FROM REFUNDED AND CALLED BONDS
--------------------------------------------------
Premiums earned include $34.0 million, $64.2 million and $68.4 million for 2000, 1999 and 1998, respectively, related to refunded and called bonds.

6.  INVESTMENTS
---------------
MBIA Corp.'s investment objective is to optimize long-term, after-tax returns while emphasizing the preservation of capital through maintenance of high-quality investments with adequate liquidity. MBIA Corp.'s investment policies limit the amount of credit exposure to any one issuer. The fixed-maturity portfolio is comprised of high-quality (average rating Double-A) taxable and tax-exempt investments of diversified maturities.

         The following tables set forth the amortized cost and fair value of the
fixed-maturities  and  short-term   investments  included  in  the  consolidated
investment portfolio of MBIA Corp. as of December 31, 2000 and 1999:

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


                                                         Gross            Gross
                                      Amortized     Unrealized       Unrealized              Fair
In thousands                               Cost          Gains           Losses             Value
---------------------------------------------------------------------------------------------------
December 31, 2000
Taxable bonds
 United States Treasury
  and Government Agency              $  148,911       $  2,364         $   (690)       $  150,585
 Corporate and other
  obligations                         2,126,124         32,188          (35,383)        2,122,929
 Mortgage-backed                        779,780         14,785           (3,252)          791,313
Tax-exempt bonds
 State and municipal
  obligations                         3,754,976        127,916          (12,286)        3,870,606
---------------------------------------------------------------------------------------------------
Total                                $6,809,791       $177,253         $(51,611)       $6,935,433
---------------------------------------------------------------------------------------------------

                                                         Gross            Gross
                                     Amortized      Unrealized       Unrealized              Fair
In thousands                              Cost           Gains           Losses             Value
---------------------------------------------------------------------------------------------------
December 31, 1999
Taxable bonds
 United States Treasury
  and Government Agency              $   29,913       $    116         $  (2,926)      $   27,103
 Corporate and other
  obligations                         1,817,867          2,227           (79,673)       1,740,421
 Mortgage-backed                        790,748          3,874           (21,436)         773,186
Tax-exempt bonds
 State and municipal
  obligations                         3,641,794         50,334          (175,043)       3,517,085
---------------------------------------------------------------------------------------------------
Total                                $6,280,322       $ 56,551         $(279,078)      $6,057,795
---------------------------------------------------------------------------------------------------


     Fixed-maturity investments carried at fair value of $11.7 million and $11.6 million as of December 31, 2000 and 1999, respectively, were on deposit with various regulatory authorities to comply with insurance laws.

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


         The following table sets forth the distribution by expected maturity of the fixed-maturities and short-term investments at amortized cost and fair value at December 31, 2000. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations.


                                              Amortized                    Fair
In thousands                                       Cost                   Value
--------------------------------------------------------------------------------
Within 1 year                                $  252,609              $  252,609
Beyond 1 year but within 5 years                847,492                 858,562
Beyond 5 years but within 10 years            1,118,948               1,134,494
Beyond 10 years but within 15 years           1,128,016               1,170,286
Beyond 15 years but within 20 years           1,254,464               1,293,067
Beyond 20 years                               1,428,482               1,435,101
--------------------------------------------------------------------------------
                                              6,030,011               6,144,119
Mortgage-backed                                 779,780                 791,314
--------------------------------------------------------------------------------
Total fixed-maturities and
 short-term investments                      $6,809,791              $6,935,433
--------------------------------------------------------------------------------


7.  INVESTMENT INCOME AND GAINS AND LOSSES
------------------------------------------
Investment income consists of:

                                                  Years ended December 31
                                         ---------------------------------------
In thousands                                 2000           1999           1998
--------------------------------------------------------------------------------
Fixed-maturities                         $388,134       $357,702       $326,820
Short-term investments                     10,410          7,221          5,311
Other investments                             (80)            24             16
--------------------------------------------------------------------------------
 Gross investment income                  398,464        364,947        332,147
Investment expenses                         6,386          6,111          5,756
--------------------------------------------------------------------------------
 Net investment income                    392,078        358,836        326,391

Net realized gains (losses):
 Fixed-maturities:
  Gains                                    42,765         47,244         32,211
  Losses                                  (19,516)       (16,793)        (3,149)
--------------------------------------------------------------------------------
  Net                                      23,249         30,451         29,062
--------------------------------------------------------------------------------
 Other investments:
  Gains                                     1,853          2,229            829
  Losses                                     (380)           ---            ---
--------------------------------------------------------------------------------
  Net                                       1,473          2,229            829
--------------------------------------------------------------------------------
 Total net realized gains                  24,722         32,680         29,891
--------------------------------------------------------------------------------
Total investment income                  $416,800       $391,516       $356,282
--------------------------------------------------------------------------------

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


Net unrealized gains (losses) consist of:

                                                      As of December 31
                                           -------------------------------------
In thousands                                        2000                  1999
--------------------------------------------------------------------------------
Fixed-maturities:
   Gains                                        $177,253             $  56,551
   Losses                                        (51,611)             (279,078)
--------------------------------------------------------------------------------
   Net                                           125,642              (222,527)
--------------------------------------------------------------------------------
Other investments:
   Gains                                             ---                   ---
   Losses                                           (113)                 (276)
--------------------------------------------------------------------------------
   Net                                              (113)                 (276)
--------------------------------------------------------------------------------
Total                                            125,529              (222,803)
Deferred income tax
  provision (benefit)                             43,910               (77,942)
--------------------------------------------------------------------------------
Unrealized gains (losses), net                  $ 81,619             $(144,861)
--------------------------------------------------------------------------------

     The deferred income tax provision (benefit) relate primarily to unrealized gains and losses on MBIA Corp.'s fixed-maturity investments, which are reflected in shareholder's equity.

            The change in net unrealized gains (losses) consists of:

                                                 Years ended December 31
                                     -------------------------------------------
In thousands                               2000           1999             1998
--------------------------------------------------------------------------------
Fixed-maturities                       $348,169      $(541,520)         $52,267
Other investments                           163         (2,936)            (316)
--------------------------------------------------------------------------------
Total                                   348,332       (544,456)          51,951
Deferred income taxes                   121,852       (190,225)          17,867
--------------------------------------------------------------------------------
Unrealized gains (losses), net         $226,480      $(354,231)         $34,084
--------------------------------------------------------------------------------


8.  INCOME TAXES
----------------
The provision for income taxes is composed of:


                                      Years ended December 31
                    ------------------------------------------------------------
In thousands             2000                  1999                   1998
--------------------------------------------------------------------------------
Current              $138,877              $106,626               $112,737
Deferred               51,597               (33,170)                21,856
--------------------------------------------------------------------------------
Total                $190,474              $ 73,456               $134,593
--------------------------------------------------------------------------------


     The provision for income taxes gives effect to permanent differences between financial and taxable income. Accordingly, MBIA Corp.'s effective income tax rate differs from the statutory rate on ordinary income. The reasons for MBIA Corp.'s lower effective tax rates are as follows:

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


                                                Years ended December 31
                                     -------------------------------------------
                                           2000           1999            1998
--------------------------------------------------------------------------------
Income taxes computed on pre-tax
 financial income at statutory rates       35.0%          35.0%           35.0%

Increase (reduction) in taxes
 resulting from:
  Tax-exempt interest                      (8.5)         (11.4)           (9.1)
  Amortization of goodwill                  0.2            0.3             0.3
  Other                                    (0.3)         (10.4)           (5.8)
--------------------------------------------------------------------------------
Provision for income taxes                 26.4%          13.5%           20.4%
--------------------------------------------------------------------------------

     The 1999 effective tax rate includes a reduction of 10.4% pertaining to the loss reserve strengthening.

     MBIA Corp. recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect on tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     The tax effects of temporary differences that give rise to deferred tax assets and liabilities at December 31, 2000 and 1999 are presented below:


In thousands                                                2000           1999
--------------------------------------------------------------------------------
Deferred tax assets:
 Tax and loss bonds                                     $199,607       $206,999
 Alternative minimum tax credit carryforward              11,381         65,404
 Loss and loss adjustment expense reserves                88,396         79,051
 Unrealized losses                                           ---         77,942
 Other                                                    36,319         45,668
--------------------------------------------------------------------------------
Total gross deferred tax assets                          335,703        475,064
--------------------------------------------------------------------------------
Deferred tax liabilities:
 Contingency reserve                                     324,305        330,125
 Deferred premium revenue                                105,731        110,785
 Deferred acquisition costs                               96,024         88,173
 Unrealized gains                                         43,910            ---
 Contingent commissions                                      620            408
 Other                                                    18,476         25,468
--------------------------------------------------------------------------------
Total gross deferred tax liabilities                     589,066        554,959
--------------------------------------------------------------------------------
Net deferred tax liability                              $253,363       $ 79,895
--------------------------------------------------------------------------------

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


     MBIA Corp. believes that no valuation allowance is necessary in connection with the deferred tax assets.

9.  DIVIDENDS AND CAPITAL REQUIREMENTS
--------------------------------------
Under New York state insurance law, MBIA Corp. and CMAC may pay dividends only from earned surplus subject to the maintenance of a minimum capital requirement. The dividends in any 12-month period may not exceed the lesser of 10% of its policyholders' surplus (total capital and surplus) as shown on its last filed statutory-basis financial statements, or of adjusted net investment income, as defined, for such 12-month period, without prior approval of the superintendent of the New York State Insurance Department.

     In accordance with such restrictions on the amount of dividends which can be paid in any 12-month period, MBIA Corp. had in excess of $40 million available for the payment of dividends as of December 31, 2000. MBIA Corp. declared and paid dividends of $197.3 million and $180.0 million to MBIA Inc. in 2000 and 1999, respectively. CMAC declared and paid dividends of $4.5 million and $1.0 million to its parent MBIA Corp in 2000 and 1999, respectively.

     Under Illinois Insurance Law, MBIA Illinois may pay a dividend from unassigned surplus, and the dividends in any 12-month period may not exceed the greater of 10% of policyholders' surplus (total capital and surplus) at the end of the preceding calendar year, or the net income of the preceding calendar year without prior approval of the Illinois State Insurance Department.

     In accordance with such restrictions on the amount of dividends that can be paid in any 12-month period, MBIA Illinois had in excess of $100 thousand available for the payment of dividends as of December 31, 2000. MBIA Illinois declared and paid dividends of $17.5 million and $1.0 million to its parent MBIA Corp. in 2000 and 1999, respectively.

     The insurance departments of New York state and certain other statutory insurance regulatory authorities and the agencies that rate the bonds insured by MBIA Corp. and its subsidiaries have various requirements relating to the maintenance of certain minimum ratios of statutory capital and reserves to net insurance in force. MBIA Corp. and its subsidiaries were in compliance with these requirements as of December 31, 2000.

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


10.  LINES OF CREDIT
--------------------
MBIA Corp. has a standby line of credit commitment in the amount of $900 million with a group of major Triple-A-rated banks to provide loans to MBIA Corp. if it incurs cumulative losses (net of any recoveries) from October 27, 2000 in excess of the greater of $900 million or 5.60% of average annual debt service. The obligation to repay loans made under this agreement is a limited recourse obligation payable solely from, and collateralized by, a pledge of recoveries realized on defaulted insured obligations including certain installment premiums and other collateral. This commitment has a seven-year term expiring on October 31, 2007, and contains an annual renewal provision subject to approval by the bank group. MBIA Corp. also maintains stop-loss reinsurance coverage of $175 million in excess of incurred losses of $762 million.

     MBIA Corp. and MBIA Inc. maintain bank liquidity facilities totaling $650 million. As of December 31, 2000, there were no borrowings outstanding under these agreements.


11.  NET INSURANCE IN FORCE
---------------------------
MBIA Corp. guarantees the timely payment of principal and interest on municipal, asset-/mortgage-backed and other non-municipal securities. MBIA Corp.'s ultimate exposure to credit loss in the event of nonperformance by the insured is represented by the insurance in force as set forth below.

     As of December 31, 2000, insurance in force, net of cessions to reinsurers, had a range of maturity of 1-49 years diversified among 35,691 outstanding policies. The distribution of net insurance in force by geographic location, including $5.3 billion and $4.5 billion relating to IMC's municipal investment agreements guaranteed by MBIA Corp. in 2000 and 1999, respectively, is set forth in the following table:

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


                                             As of December 31
                              --------------------------------------------------
$ in billions                      2000                            1999
--------------------------------------------------------------------------------
                              Net         % of Net             Net      % of Net
Geographic              Insurance        Insurance       Insurance     Insurance
Location                 In Force         In Force        In Force      In Force
--------------------------------------------------------------------------------
 Domestic:
  California               $ 80.0             11.6%         $ 76.6         12.0%
  New York                   76.4             11.1            75.8         11.8
  Florida                    35.7              5.2            36.3          5.7
  Texas                      26.7              3.9            26.6          4.1
  New Jersey                 26.0              3.8            24.4          3.8
  Pennsylvania               24.5              3.6            25.8          4.0
  Illinois                   22.6              3.3            22.1          3.5
  Massachusetts              20.5              3.0            19.2          3.0
  Michigan                   14.8              2.1            15.0          2.3
  Ohio                       13.5              2.0            13.1          2.1
--------------------------------------------------------------------------------
   Subtotal                 340.7             49.6           334.9         52.3
  Nationally
   Diversified              117.2             17.1            97.1         15.2
  Other states              180.4             26.3           175.0         27.3
--------------------------------------------------------------------------------
   Total domestic           638.3             93.0           607.0         94.8
International                47.9              7.0            33.4          5.2
--------------------------------------------------------------------------------
Total                      $686.2            100.0%         $640.4        100.0%
--------------------------------------------------------------------------------


The insurance policies issued by MBIA Corp. are unconditional commitments to guarantee timely payment on the bonds and notes to bondholders. The creditworthiness of each insured issue is evaluated prior to the issuance of insurance and each insured issue must comply with MBIA Corp.'s underwriting guidelines. Further, the payments to be made by the issuer on the bonds or notes may be backed by a pledge of revenues, reserve funds, letters of credit, investment contracts or collateral in the form of mortgages or other assets. The right to such money or collateral would typically become MBIA Corp.'s upon the payment of a claim by MBIA Corp.

     Under certain structured asset-backed transactions, a pool of assets covering at least 100% of the principal amount guaranteed under its insurance contract is sold or pledged to a special-purpose bankruptcy remote entity. MBIA Corp.'s primary risk from such insurance contracts is the impairment of cash flows due to delinquency or loss on the underlying assets. MBIA Corp. therefore evaluates all the factors affecting past and future asset performance by studying historical data on losses, delinquencies and recoveries of the underlying assets. Each transaction is reviewed to ensure that an appropriate legal structure is used to protect against the bankruptcy risk of the originator of the assets. Along with the legal structure, an

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


additional level of first-loss protection is also created to protect against losses due to credit or dilution. This first level of loss protection is usually available from reserve funds, excess cash flows, overcollateralization or recourse to a third party. The level of first-loss protection depends upon the historical losses and dilution of the underlying assets, but is typically several times the normal historical loss experience for the underlying type of assets. The distribution of net insurance in force by type of bond is set forth in the following table:

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


                                             As of December 31
                               ------------------------------------------------
$ in billions                          2000                    1999
-------------------------------------------------------------------------------
                                    Net    % of Net         Net      % of Net
                              Insurance   Insurance   Insurance     Insurance
Type of Bond                   In Force    In Force    In Force      In Force
-------------------------------------------------------------------------------
Domestic
 Public Finance:
  General obligation             $152.7        22.3%     $147.5          23.0%
  Utilities                        77.9        11.4        78.1          12.2
  Health care                      68.3        10.0        70.6          11.1
  Special revenue                  61.4         8.9        52.5           8.2
  Transportation                   48.7         7.1        45.5           7.1
  Investor owned utilities         37.2         5.4        33.0           5.2
  Higher education                 28.8         4.2        27.1           4.2
  Housing                          24.4         3.5        23.3           3.6
-------------------------------------------------------------------------------
   Total public finance           499.4        72.8       477.6          74.6
-------------------------------------------------------------------------------
 Structured finance:
  Mortgage-backed:
   Home equity                     33.8         4.9        43.2           6.7
   Other                           20.5         3.0        19.8           3.1
   First mortgage                  11.3         1.6        13.1           2.0
  Asset-backed:
   Other                           23.3         3.4        16.9           2.6
   Auto                            14.7         2.2         8.7           1.4
   Leasing                          5.3         0.8         6.3           1.0
  Pooled corp.
   obligations and other           24.2         3.5        15.2           2.4
  Financial risk                    5.8         0.8         6.2           1.0
-------------------------------------------------------------------------------
   Total structured
    finance                       138.9        20.2       129.4          20.2
-------------------------------------------------------------------------------
    Total domestic                638.3        93.0       607.0          94.8
-------------------------------------------------------------------------------
International
 Infrastructure:
  Sovereign                         2.7         0.4         2.1           0.3
  Utilities                         2.5         0.4         1.6           0.2
  Transportation                    1.6         0.2         1.1           0.2
  Investor owned utilities          1.4         0.2         1.1           0.2
  Sub-sovereign                     1.0         0.1         1.2           0.2
  Health care                       0.6         0.1         0.7           0.1
  Housing                           0.5         0.1         0.6           0.1
  Higher education                  0.1          --         0.1            --
-------------------------------------------------------------------------------
   Total infrastructure            10.4         1.5         8.5           1.3
-------------------------------------------------------------------------------
 Structured finance:
  Pooled corp. obligation
   and other                       27.9         4.0        17.6           2.8
  Mortgage-backed                   4.5         0.7         1.7           0.2
  Financial risk                    3.4         0.5         3.7           0.6
  Asset-backed                      1.7         0.3         1.9           0.3
-------------------------------------------------------------------------------
   Total structured                37.5         5.5        24.9           3.9
    finance
    Total international            47.9         7.0        33.4           5.2
-------------------------------------------------------------------------------
Total                            $686.2       100.0%     $640.4         100.0%
-------------------------------------------------------------------------------

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


12.  REINSURANCE
----------------
MBIA Corp. reinsures exposure with other insurance companies under various treaty and facultative reinsurance contracts, both on a pro rata and excess of loss basis. In the event that any or all of the reinsurers were unable to meet their obligations, MBIA Corp. would be liable for such defaulted amounts.

     Amounts deducted from gross insurance in force for reinsurance ceded by MBIA Corp. and its subsidiaries were $143.3 billion and $129.0 billion, at December 31, 2000 and 1999, respectively. The distribution of ceded insurance in force by geographic location is set forth in the following table:



                                             As of December 31
                               ------------------------------------------------
In billions                          2000                      1999
-------------------------------------------------------------------------------
                                             % of                       % of
                               Ceded        Ceded        Ceded         Ceded
                           Insurance    Insurance    Insurance     Insurance
Geographic Location         In Force     In Force     In Force      In Force
-------------------------------------------------------------------------------
Domestic
 California                   $ 17.9         12.5       $ 17.6          13.6%
 New York                       13.7          9.5         14.0          10.9
 New Jersey                      6.9          4.8          5.5           4.3
 Texas                           5.3          3.7          5.5           4.2
 Florida                         4.7          3.3          5.0           3.9
 Massachusetts                   4.2          3.0          4.1           3.2
 Pennsylvania                    4.2          2.9          4.6           3.5
 Colorado                        3.8          2.7          2.4           1.9
 Puerto Rico                     3.7          2.6          3.2           2.5
 Illinois                        3.6          2.5          3.4           2.6
-------------------------------------------------------------------------------
  Subtotal                      68.0         47.5         65.3          50.6
 Nationally diversified         18.8         13.1         14.4          11.2
 Other states                   29.2         20.3         28.0          21.7
-------------------------------------------------------------------------------
  Total domestic               116.0         80.9        107.7          83.5
International                   27.3         19.1         21.3          16.5
-------------------------------------------------------------------------------
Total                         $143.3        100.0%      $129.0         100.0%
-------------------------------------------------------------------------------

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


The distribution of ceded insurance in force by type of bond is set forth in the following table:

                                             As of December 31
                               -------------------------------------------------
In billions                                   2000                  1999
--------------------------------------------------------------------------------
                                                     % of                  % of
                                        Ceded       Ceded       Ceded     Ceded
                                    Insurance   Insurance   Insurance Insurance
Type of Bond                         In Force    In Force    In Force  In Force
--------------------------------------------------------------------------------
Domestic:
 Public Finance:
  General obligation                    $19.8        13.9%      $18.8      14.6%
  Transportation                         18.4        12.8        14.7      11.4
  Utilities                              17.1        11.9        17.2      13.3
  Health care                            15.3        10.7        15.7      12.2
  Special revenue                         9.4         6.6         8.8       6.8
  Investor owned utilities                6.1         4.2         5.7       4.5
  Housing                                 2.8         1.9         2.7       2.1
  Higher education                        2.4         1.7         2.1       1.6
--------------------------------------------------------------------------------
   Total public finance                  91.3        63.7        85.7      66.5
--------------------------------------------------------------------------------
 Structured finance:
  Mortgage-backed:
   Home equity                            8.2         5.7         8.8       6.8
   Other                                  2.0         1.4         1.5       1.2
   First mortgage                         1.6         1.1         2.1       1.6
  Asset-backed:
   Other                                  2.9         2.0         2.4       1.8
   Auto                                   2.6         1.8         1.9       1.4
   Leasing                                2.1         1.5         2.4       1.9
  Pooled corp. obligation
   and other                              4.7         3.3         2.3       1.8
  Financial risk                          0.6         0.4         0.6       0.5
--------------------------------------------------------------------------------
   Total structured finance              24.7        17.2        22.0      17.0
--------------------------------------------------------------------------------
    Total domestic                      116.0        80.9       107.7      83.5
--------------------------------------------------------------------------------
International
 Infrastructure:
  Transportation                          1.7         1.2         1.2       0.9
  Sovereign                               1.6         1.1         1.4       1.1
  Utilities                               1.1         0.8         0.7       0.5
  Sub-sovereign                           0.8         0.6         0.9       0.7
  Investor owned utilities                0.6         0.4         0.5       0.4
  Health care                             0.4         0.3         0.4       0.3
--------------------------------------------------------------------------------
   Total infrastructure                   6.2         4.4         5.1       3.9
--------------------------------------------------------------------------------
 Structured finance:
  Pooled corp. obligation
   and other                             15.0        10.4         9.5       7.4
  Financial risk                          2.8         2.0         3.1       2.4
  Asset-backed                            1.8         1.2         2.4       1.9
  Mortgage-backed                         1.5         1.1         1.2       0.9
--------------------------------------------------------------------------------
   Total structured finance              21.1        14.7        16.2      12.6
--------------------------------------------------------------------------------
    Total international                  27.3        19.1        21.3      16.5
--------------------------------------------------------------------------------
Total                                  $143.3       100.0%     $129.0     100.0%
--------------------------------------------------------------------------------


As part of MBIA Corp's reinsurance activity in 1998, MBIA Corp. entered into facultative reinsurance agreements with highly rated reinsurers that obligate it to cede future premiums to the reinsurers through January 1, 2005. Certain reinsurance contracts in 1998 were accounted for on a

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


retroactive basis in accordance with SFAS 113, "Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts".

     Components of premiums written including reinsurance assumed from and ceded to other companies is set forth in the following table:

                                     Years ended December 31
                  --------------------------------------------------------------
                            2000                  1999                    1998
--------------------------------------------------------------------------------
Direct                  $641,452              $590,597                $664,269
Assumed                   45,956                34,274                  12,781
--------------------------------------------------------------------------------
Gross                    687,408               624,871                 667,050
Ceded                   (189,316)             (171,256)               (156,064)
--------------------------------------------------------------------------------
Net                     $498,092              $453,615                $520,986
--------------------------------------------------------------------------------


     Ceding commissions received from reinsurers before deferrals were $37.3 million, $35.3 million and $37.2 million in 2000, 1999 and 1998, respectively.


13.  EMPLOYEE BENEFITS
----------------------
MBIA Corp. participates in MBIA Inc.'s pension plan covering substantially all employees. The pension plan is a defined contribution plan and MBIA Corp. contributes 10% of each eligible employee's annual total compensation. Pension expense for the years ended December 31, 2000, 1999 and 1998 was $4.9 million, $6.7 million and $5.9 million, respectively. MBIA Corp. also has a profit-sharing/401(k) plan which allows eligible employees to contribute up to 10% of eligible compensation. MBIA Corp. matches employee contributions up to the first 5% of eligible compensation. MBIA Corp. contributions to the profit-sharing/401(k) plan aggregated $1.9 million, $3.2.million and $2.6 million for the years ended December 31, 2000, 1999 and 1998, respectively. The profit-sharing/401(k) plan match amounts are invested in common stock of MBIA Inc. Amounts relating to the above plans that exceed limitations established by federal regulations are contributed to a non-qualified deferred compensation plan. In 2000, 1999 and 1998, former CMAC employees were covered under MBIA Inc.'s pension and profit-sharing/401(k) plans.

     MBIA Corp. also participates in the "MBIA Long-Term Incentive Program". The incentive program includes a stock option program and adds a compensation component linked to the growth in adjusted book value per share (ABV) of MBIA Inc.'s stock. Awards under the long-term program are divided equally between the two components, with 50% of the award given in stock options and 50% of the award paid in cash or shares of MBIA Inc.'s stock.

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


     Target levels for the option/incentive award are established as a percentage of total salary and bonus, based upon the recipient's position. Awards under the long-term program typically will be granted from the vice president level up to and including the chairman and chief executive officer.

     The ABV portion of the long-term incentive program may be awarded every year. The 2000 award covers growth in ABV from December 31, 2000 through December 31, 2003; with a base line growth of 13.5%. The 1999 award covers growth in ABV from December 31, 1999 through December 31, 2002 and the 1998 award covers growth in ABV from December 31, 1998 through December 31, 2001, with a base line growth of 12% on both awards. The amount to be paid in respect of such award will be adjusted upward or downward based on the actual ABV growth with a minimum growth of 8% necessary to receive any payment and an 18% growth needed to receive the maximum payment of 200% of the target levels. The amount, if any, to be paid under this portion of the program will be paid in early 2004 for the 2000 award, in early 2003 for the 1999 award and in early 2002 for the 1998 award in the form of cash or shares of MBIA Inc.'s common stock. Subsequent awards, if any, will be made every year with concomitant payments occurring after the three-year cycle. During 2000, 1999 and 1998, $11.6 million, $7.2 million and $4.8 million, respectively, were recorded as compensation expense related to ABV awards.

     MBIA Corp. also participates in MBIA Inc.'s restricted stock program, adopted in December 1995, whereby key executive officers of MBIA Corp. are granted restricted shares of MBIA Inc. common stock. These stock awards may only be sold three to five years from the date of grant, at which time the awards fully vest. Compensation expense related to the restricted stock was $2.2 million, $1.7 million and $0.9 million for the years ended December 31, 2000, 1999 and 1998.

     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) 123, "Accounting for Stock-Based Compensation," effective for financial statements for fiscal years beginning after December 15, 1995. SFAS 123 required MBIA Inc. to adopt, at its election, either 1) the provisions in SFAS 123 which require the recognition of compensation expense for employee stock-based compensation plans, or 2) the provisions in SFAS 123 which require the pro-forma disclosure of net income and earnings per share as if the recognition provisions of SFAS 123 had been adopted. MBIA Inc. adopted the disclosure requirements of SFAS 123 effective January 1, 1996 and continues to account for its employee stock-based compensation plans under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees".

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


Accordingly, the adoption of SFAS 123 had no impact on MBIA Corp.'s financial position or results of operations. Had compensation cost for the MBIA Inc. stock option program been recognized based on the fair value at the grant date consistent with the recognition provisions of SFAS 123, the impact on MBIA Corp.'s net income would not have been material.

14.  RELATED PARTY TRANSACTIONS
-------------------------------
Since 1989, MBIA Corp. has executed five surety bonds to guarantee the payment obligations of the members of the Association who had their Standard & Poor's
Corporation claims-paying rating downgraded from Triple-A on their previously issued Association policies. In the event that they do not meet their Association policy payment obligations, MBIA Corp. will pay the required amounts directly to the paying agent. The aggregate outstanding exposure on these surety bonds as of December 31, 2000 is $340 million.

     Included in other assets at December 31, 2000 and 1999 were $48.6 million and $64.2 million net receivables from MBIA Inc. and other subsidiaries.

     MBIA Corp. entered into an agreement with MBIA Inc. and IMC whereby MBIA Corp. held securities subject to agreements to resell of $330 million and $205.0 million as of December 31, 2000 and 1999, respectively, and transferred securities subject to agreements to repurchase of $330 million and $205.0 million as of December 31, 2000 and 1999. These agreements have a term of less than one year. The interest expense relating to these agreements was $17.4 million and $10.9 million, respectively, for the years ended December 31, 2000 and 1999. The interest income relating to these agreements was $18.0 million and $11.5 million, respectively, for the years ended December 31, 2000 and 1999.

15.  FAIR VALUE OF FINANCIAL INSTRUMENTS
----------------------------------------
The estimated fair value amounts of financial instruments shown in the following table have been determined by MBIA Corp. using available market information and appropriate valuation methodologies. However, in certain cases considerable judgment is necessarily required to interpret market data to develop estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amount MBIA Corp. could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


FIXED-MATURITY SECURITIES - The fair value of fixed-maturity securities is based upon quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

SHORT-TERM INVESTMENTS - Short-term investments are carried at amortized cost which approximates fair value.

OTHER INVESTMENTS - Other investments include MBIA Corp.'s interest in equity oriented investments. The fair value of these investments is based on quoted market prices.

CASH AND CASH EQUIVALENTS, RECEIVABLE FOR INVESTMENTS SOLD AND PAYABLE FOR INVESTMENTS PURCHASED - The carrying amounts of these items are a reasonable estimate of their fair value.

SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL - The fair value is estimated based upon the quoted market prices of the transactions' underlying collateral.

PREPAID  REINSURANCE   PREMIUMS  -  The  fair  value  of  MBIA  Corp.'s  prepaid
reinsurance premiums is based on the estimated cost of entering into an assumption of the entire portfolio with third party reinsurers under current market conditions.

DEFERRED PREMIUM REVENUE - The fair value of MBIA Corp.'s deferred premium revenue is based on the estimated cost of entering into a cession of the entire portfolio with third party reinsurers under current market conditions.

LOSS AND LOSS ADJUSTMENT EXPENSE RESERVES - The carrying amount is composed of the present value of the expected cash flows for specifically identified claims combined with an estimate for unallocated claims. Therefore, the carrying amount is a reasonable estimate of the fair value of the reserve.

SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE - The fair value is estimated based upon the quoted market prices of the transactions' underlying collateral.

INSTALLMENT PREMIUMS - The fair value is derived by calculating the present value of the estimated future cash flow stream discounted at 9%.

                   MBIA INSURANCE CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


DERIVATIVES - The fair value reflects the estimated amounts that the MBIA Corp. would receive or pay to terminate the transaction at the reporting date.


                                      As of December 31, 2000           As of December 31, 1999
                              --------------------------------------------------------------------
                                     Carrying         Estimated         Carrying        Estimated
In thousands                           Amount        Fair Value           Amount       Fair Value
--------------------------------------------------------------------------------------------------
ASSETS:
Fixed-maturity securities           6,665,533         6,665,533       $5,783,979       $5,783,979
Short-term investments                269,900           269,900          273,816          273,816
Other investments                       9,663             9,663            8,425            8,425
Cash and cash equivalents              12,541            12,541           33,702           33,702
Securities purchased under
 agreements to resell                 330,000           396,951          205,000          267,881
Prepaid reinsurance
 premiums                             442,622           380,047          403,210          342,837
Reinsurance recoverable on
 unpaid losses                         31,414            31,414           30,819           30,819
Receivable for
 investments sold                       2,497             2,497            2,882            2,882

LIABILITIES:
Deferred premium
 revenue                            2,397,578         2,123,661        2,310,758        2,022,357
Loss and loss adjustment
 expense reserves                     499,279           499,279          467,279          467,279
Securities sold under
 agreements to repurchase             330,000           390,367          205,000          209,894
Payable for investments
 purchased                              2,334             2,334           18,948           18,948

OFF-BALANCE SHEET INSTRUMENTS:
Installment premiums                      ---           885,477              ---          731,748
Derivatives *                             ---            16,454              ---              ---


* The estimated fair value for 2000 includes net derivative liabilities identified as part of the company's implementation of SFAS 133.